UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: August 15, 2006
Date of earliest event reported: August 11, 2006
MARTHA STEWART LIVING OMNIMEDIA, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-15395	52-2187059

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 WEST 42ND STREET NEW YORK, NY		10036

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (212) 827-8000
NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities
SIGNATURES

Item 3.02. Unregistered Sales of Equity Securities.
As previously reported, on September 17, 2004, the Company issued a warrant to Mark Burnett to purchase 2.5 million shares of the Company’s Class A Common Stock at a price of $12.59 per share in connection with a consulting agreement. That warrant has vested with respect to 1,666,667 shares and will not vest with respect to the remaining 833,333 shares. The warrant will expire on March 17, 2012.
In the first half of 2005, the company began negotiating with Mr. Burnett regarding his continued services and compensation. On August 11, 2006, in connection with Mr. Burnett’s continued services as executive producer of the syndicated daytime television show MARTHA, the Company issued a warrant to Mr. Burnett to purchase up to 833,333 shares at an exercise price of $12.59 per share, subject to vesting pursuant to certain performance criteria. This warrant may vest and become exercisable in two equal tranches subject to the achievement of various milestones relating to the production and distribution of MARTHA. This warrant will also expire on March 17, 2012. The Company will begin amortizing the non-cash charge with respect to the first tranche in the third quarter of this year. Both warrants were issued pursuant to the exemption from registration provided by section 4(2) of the Securities Act of 1933, as amended. The warrants issued to Mr. Burnett are not covered by the Company’s existing equity plans.
In addition to the new warrant, the Company has entered into a registration rights agreement with Mr. Burnett pursuant to which the Company is obligated, subject to certain terms and conditions, to effect a registration under the Securities Act of 1933, as amended, of the shares of common stock issuable upon the exercise of either warrant.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTHA STEWART LIVING OMNIMEDIA, INC. (Registrant)

Date: August 15, 2006	By:	/s/ John R. Cuti John R. Cuti
General Counsel